CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of January 1, 2018, (the “Effective Date”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (the “Adviser”), and Goldman Sachs Asset Management, L.P., a Delaware limited partnership (the “Consultant”).

WHEREAS, the Adviser serves as the investment adviser to certain series funds (the “Funds”) of the Lincoln Variable Insurance Products Trust (“LVIPT” or the “Trust”) as listed in Schedule A hereto;

WHEREAS, the Adviser desires to appoint the Consultant to provide the consulting services described in this Agreement;

and

WHEREAS, the Consultant is willing to serve the Adviser in such capacity.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	Appointment of the Consultant

The Consultant agrees to provide the services described in Section 2 below subject to the direction and control of the Adviser. The Consultant will be an independent contractor and will have no authority to act for or represent either the Trust or the Adviser.

2.	Consulting Services

(a)        Services. The Consultant will provide the Adviser with the following information and services on an annual basis, or more frequently as described below, or as the parties may agree from time to time:

(i)	Recommend asset allocation targets for various asset classes for each Fund;
(ii)	Analysis of asset classes and market conditions generally;
(iii)	Provide written and verbal rationale for asset allocation recommendations;
(iv)	Provide views on the construction of asset allocation “models” at the asset class level;
(v)	Provide asset class and broad capital markets-related data in the form of performance charts, graphs, research publications and text for the use of the Adviser’s asset allocation committee and Adviser’s use with financial advisers; provided that, the Consultant shall have an opportunity to review and consent to the terms of, and the use of, any such asset class and broad capital markets-related data;
(vi)	Upon the Adviser’s reasonable request, attend internal sales meetings to provide information about the Consultant and its analytical process;

(vii)	Provide co-branded materials relating to the asset allocation and market commentary services provided by the Consultant to the Adviser’s asset allocation committee hereunder;
(viii)	Provide reasonable access to the Consultant’s marketing team for feedback and discussions on the Adviser’s marketing efforts;
(ix)	Attend webinars and/or conference calls for financial advisors at least twice a year to discuss the Consultant’s analytical process and broad market and asset class views;
(x)	Provide the Adviser’s asset allocation committee with access to GSAM’s tools and resources designed for financial advisors, subject to such terms and conditions of use as specified by GSAM;
(xi)

No less frequently than quarterly, provide performance attribution and contribution reports detailing asset class performance relative to benchmarks and written performance commentary discussing asset class views and broader capital market events;

(xii)	Provide such other information and reports regarding the Consultant’s services to the Adviser that the Adviser may reasonably request; and
(xiii)	Upon the Adviser’s reasonable request, attend the Trust’s Board of Trustees’ meetings to provide information related to its services to the Adviser.

The Consultant shall render services (i) – (iv) and (x) – (xii) above (such services, the “Asset Allocation Services”) solely to the Adviser’s asset allocation committee or a duly authorized designee.

(b)        Scope of Relationship. Notwithstanding anything herein, the Consultant shall not be required to perform any service or services that constitute the provision of regular advice with respect to the desirability of investing in, purchasing or selling securities or other property.

(c)        Expenses. The Consultant, at its expense, will furnish all necessary staff (including salaries of personnel), facilities, and equipment necessary for it to execute its obligations under this Agreement.

3.	No Discretion

The Consultant and the Adviser acknowledge and agree that: (i) the Consultant is not providing discretionary investment advice to the Adviser or the Funds and the Consultant has no authority with respect to the Funds and owes no duty or obligation to any Fund, (ii) the Adviser is solely responsible for providing investment advice to each Fund and the implementation of the Funds’ investment programs; and (iii) the Adviser and its asset allocation committee has the sole responsibility and authority of assessing and determining the extent to which, if at all, any of the Consultant’s asset allocation views are to be used or implemented, including in marketing materials (subject to Section 10 below).

4.	Services Not Exclusive

The Consultant services under this Agreement are not to be deemed exclusive, and the Consultant shall be free to render similar or different services to others. The advice given and actions taken with respect to other clients, and the Consultant’s own analytics, may be similar to or different from advice given with respect to the Adviser.

5.	Consultant Compensation

As compensation for the services the Consultant renders under this Agreement, the Adviser will pay to the Consultant compensation in accordance with the fee schedule as set forth in Schedule A hereto. All fees are due and payable as set forth in the Schedule.

6.	Representations

(a)        Representations of the Adviser. The Adviser represents, warrants and agrees that the Adviser: (i) is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act of 1940 (the “1940 Act”), the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Consultant of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company.

(b)        Representations of the Consultant. The Consultant represents, warrants and agrees that the Consultant: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation, or order from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Consultant from serving as an investment adviser pursuant to the Advisers Act.

7.	Term, Termination and Amendments

(a)        Term and Termination. This Agreement will operate on a continuous basis until terminated by either party with sixty (60) days’ prior written notice to the other party. Either party shall have the right to terminate this Agreement on thirty (30) days’ prior written notice to the other party if the other party materially breaches this Agreement and such breach has not been cured within such thirty (30) day period. The termination rights set forth in this Section 7 shall be without penalty or other obligation on the part of the terminating party and shall be without prejudice to any other rights or remedies the terminating party may have under this Agreement or at law or in equity. Neither party shall assign this Agreement without the prior written consent of the other party.

(b)        Amendments. This Agreement may be amended by the mutual written consent of the parties.

8.	Liability and Indemnification

(a)        Consultant Liability. The Consultant shall not be liable for or subject to any damages, expenses or losses arising out of any act or omission in connection with the services rendered hereunder, except by reason of the Consultant’s breach of fiduciary duty, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided herein.

(b)        Adviser Liability. The Adviser shall not be liable for, or subject to any damages, expenses or losses arising out of any act or omission in connection with the services rendered hereunder, except by reason of its breach of fiduciary duty, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder, unless otherwise provided herein.

(c)        Consultant Indemnification of Adviser. Notwithstanding Section 8(a) above, the Consultant shall indemnify and hold harmless the Adviser and its affiliates (other than any Fund) and controlling persons (the “Adviser Indemnified Persons”) from and against any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”) that the Adviser Indemnified Persons may sustain as a result of the Consultant’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any Losses sustained as a result of the Adviser’s, the Trust’s or a Fund’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or its violation of applicable law.

(d)        Adviser Indemnification of the Consultant. Notwithstanding Section 8(b) above, the Adviser shall indemnify and hold harmless the Consultant and its respective affiliates and controlling persons (the “Consultant Indemnified Persons”) from and against any and all Losses that the Consultant Indemnified Persons may sustain that arise out of its relationship with the Adviser hereunder except those Losses that a Consultant Indemnified Person sustains as a result of its willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

9.	Confidential Information

(a)        No Disclosure to Third-Parties. Except as provided in Section 9(b) below, neither party shall disclose to any third party any “confidential information” obtained under this Agreement. Each party shall use confidential information only in furtherance of performing its duties hereunder and shall maintain policies and procedures reasonably designed to prevent its unauthorized disclosure.

(b)        Exceptions. A party may disclose confidential information: (i) to a third party with the prior written consent of the other party; (ii) as required by applicable federal or state law, regulation, court order, or the rules and regulations or request of any governmental or self-regulatory body or official having jurisdiction over such party; (iii) to its associates, delegates and other agents who reasonably require access to such information in order to provide the services contemplated by this Agreement; (iv) to any market counterparty or broker, dealer, or futures commission merchant (in accordance with market practice) in relation to transactions undertaken for a Fund, and to the custodian, in order to assist or enable the proper performance of its services; or (v) to a third party if the third party agrees in writing with such party to keep such information confidential and to not trade based upon such information.

(c)        Confidential Information Defined. For purposes of this Agreement, “confidential information” includes, without limitation: (i) any information exchanged regarding a Fund’s portfolio or anticipated portfolio prior to the date the Consultant commences to provide services under this Agreement; (ii) non-public portfolio holdings information (i.e., portfolio holdings information that has not been made public by having been filed with the Securities and Exchange Commission); (iii) information about the business operations of a Fund, the Trust or the Adviser; (iv) financial information, methods, plans, techniques, processes, and trade secrets, regardless of whether any such information would be considered material under the federal securities laws; and (v) information provided in connection with the Asset Allocation Services. Confidential information does not include information that: (1) is, or becomes, public knowledge through no act or failure to act on the part of the receiving party, its employees, or its agents; (2) is publicly available; (3) is lawfully obtained by the receiving party from a third party not known by the receiving party after reasonable inquiry to have an obligation to maintain the confidentiality of such information; (4) is independently developed by the receiving party from sources or through persons that the receiving party can demonstrate had no access to the information of the disclosing party; or (5) is otherwise in the possession of the receiving party, or becomes available to the receiving party, without confidentiality restrictions.

(d)        Unauthorized Disclosure. If either party makes an unauthorized disclosure of confidential information obtained under this Agreement to a third party, the parties acknowledge that the other party and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the other party and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

10.	Use of Consultant Name

(a)        Consultant Property. The parties agree that the names of the Consultant and its affiliates, and their logos, trademarks, service marks or trade names, and any derivatives of such (collectively, “Consultant Property”) are the valuable property of the Consultant and its affiliates.

(b)        Permitted Use. The Adviser may use Consultant Property only: (i) to identify the Consultant as a consultant to the Adviser as required by law or governmental regulations; and (ii) in marketing materials for a Fund or for insurance or annuity products that offer the Fund as an investment option (collectively “Marketing Materials”), provided that: (a) such use is limited to identifying the Consultant and the services performed for the Adviser by the Consultant; (b) such use is limited to providing biographical information about the Consultant that is accurately derived from information provided by or made public by the Consultant or its affiliates; and (c) Consultant is provided copies of any materials proposed as Marketing Materials for its review at least seven business days prior to their first proposed use (the “Review Period”), and, to the extent Consultant provides Adviser with any comments, corrections or objections during the Review Period (“Comments”), those Comments are resolved to the parties’ satisfaction prior to the first use of the materials. The parties agree to work in good faith to resolve any Comments. It is understood that subsequent publication, distribution or use of previously approved Marketing Materials shall not require approval of the Consultant unless such information or material has been amended materially with respect to any reference to or statement concerning the Consultant. The Adviser and the Trust agree to abide by reasonable guidance provided by the Consultant and its affiliates regarding proper use of Consultant Property. Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use Consultant Property except to the limited extent necessary to comply with laws, governmental regulations or a court order. In addition, the Adviser shall cease use of the Consultant’s name if the Consultant ceases to be a consultant to the Adviser, provided that the Adviser and the Trust may use up any remaining stock of materials that include the Consultant’s name, provided that any such materials are accompanied by additional information stating clearly that the Consultant no longer provides services to the Adviser hereunder.

(c)        Unauthorized Use. If the Adviser or the Trust makes any unauthorized use of Consultant Property, the parties acknowledge that the Consultant and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate, and the Consultant and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law.

11.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without regard to conflict-of-law principles or doctrines thereof) and the applicable provisions of the federal laws and regulations. To the extent that the applicable law of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the Advisers Act or other federal laws and regulations, the latter shall control.

12.	Notices

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, at the following addresses, which may from time to time be changed by the parties by notice to the other party:

(a)        If to the Consultant:

Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Jason Hudes

with a copy to the General Counsel

(b)        If to the Adviser:

Lincoln Investment Advisors Corporation

Chief Counsel – Funds Management

150 N. Radnor Chester Road

Radnor, PA 19087

Attn: Ronald Holinsky

Email: ronald.holinsky@lfg.com

13.	Counterparts

This Agreement may be executed in counterparts. Each counterpart shall be deemed to be an original, but all counterparts together shall constitute one and the same instrument.

14.	Entire Agreement

This Agreement, together with any Schedules or Exhibits hereto, represents the entire agreement between the parties and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

[Signature page below.]

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

By:	/s/ Harold Singleton III
Name: Harold Singleton III
Title: Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Marci Green

Name: Marci Green
Title: Managing Director

SCHEDULE A

Consultant Compensation

The Adviser shall compensate the Consultant $500,000 per year collectively for services rendered hereunder and otherwise in accordance with the terms of this Agreement, as either may be amended from time to time.

Any such fee to the Consultant shall be payable in arrears for each calendar quarter (prorated  1⁄4) within 10 business days after the end of such quarter. If the Consultant shall serve for less than a whole calendar quarter, the foregoing compensation shall be prorated.